Exhibit 10.5
Restrictive Covenant Agreement

This Restrictive Covenant Agreement (this “Agreement”), dated [●], 2026, is entered into by and between [●] (“Executive”), and Ionic Digital Inc. (the “Company”, and together, with any of its parent entities, subsidiaries and related or affiliated entities, in each case, determined as of the earlier of the Termination Date or immediately prior to a Change in Control, the “Company Group”).

1.Consideration. Executive acknowledges and agrees that Executive’s receipt of severance benefits under the Ionic Digital Inc. Executive Severance Plan (the “Plan”) constitutes sufficient consideration to support the covenants set forth herein.
2.Acknowledgements. Executive further acknowledges and recognizes that (i) Executive is in possession of specialized information concerning the total operations, conduct, management, and strategy of the Company’s business, and that the applicability of Executive’s knowledge of these matters will not be limited to Executive’s principal location of employment, but rather is expected to be applicable wherever the Company Group conducts business, and (ii) the Company has a legitimate business interest in protecting the acquired Confidential Information, goodwill, and trade secrets of the Company Group. Executive also acknowledges and recognizes the highly competitive nature of the business of the Company Group and that Executive would not have been provided the opportunity to participate in the Plan if Executive did not execute this Agreement.
3.Restrictive Covenants
3.1Definitions. The following capitalized terms used in this Agreement shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:
(a)“Change in Control” has the meaning set forth in the Plan.
(b)“Governmental Entity” means any national, state, county, local, municipal, or other government or any court of competent jurisdiction, administrative agency, commission or other governmental authority or instrumentality.
(c)“Restricted Period” means during Executive’s employment or engagement with the Company, and for [●]1 months following the Termination Date.
(d)“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity, or other entity of whatever nature.
(e)“Restrictive Covenants” means the covenants contained in Section 3 of this Agreement.
(f) “Termination Date” means the date of Executive’s termination of employment or engagement with the Company Group for any reason.
3.2Restriction on Disclosure and Use of Confidential Information.
(a)Except as required in the faithful performance of Executive’s duties hereunder, during Executive’s employment and in perpetuity thereafter, Executive shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any Person, any confidential or proprietary information or trade
1 12 months for Tier 1; 9 months for Tier 2; 6 months for Tier 3

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secrets (A) of or relating to the Company Group, including, without limitation, information with respect to the Company’s or any of member of the Company Group’s operations, protocols, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment or (B) that was or is received or obtained in confidence by, or on behalf of the Company from any other Person (collectively, “Confidential Information”), or deliver to any Person any document, record, notebook, computer program or similar repository of or containing any such Confidential Information; provided that Executive’s good faith performance of Executive’s duties and responsibilities for the Company Group during employment shall not be deemed a breach of this Section 3.2. Upon Executive’s termination of employment for any reason, Executive shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents or any other documents concerning the Company Group’s Confidential Information, customers, business plans, marketing strategies, products or processes. Executive further agrees that any property situated on the premises of, and owned by, any member of the Company Group, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company’s personnel at any time with or without notice. Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process; provided that, subject to Section 3.2(d), (A) Executive shall promptly notify the Company in writing, and consult with and assist the Company in seeking a protective order or request for other appropriate remedy, (B) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, Executive shall disclose only that portion of the Confidential Information which, based on the written advice of Executive’s legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to provide that the receiving Person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and (C) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.
(b)Without limiting the foregoing, Executive agrees to keep confidential the existence of, and any information concerning, any dispute between Executive and the Company Group, except that Executive may disclose information concerning such dispute to Executive’s immediate family, to the Company’s senior management and legal personnel charged with handling any such disputes, to the court that is considering such dispute or to Executive’s financial and legal counsel and advisors (provided that such counsel and advisors agree not to disclose any such information other than as necessary to the prosecution or defense of such dispute).
(c)Executive further agrees that Executive will not improperly use or disclose any confidential information, proprietary information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company Group any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or other Person.
(d)Notwithstanding anything to the contrary in this Agreement, this Section 3.2 is not intended to, and does not, prohibit Executive from reporting possible unlawful conduct to governmental agencies or entities or, if applicable, self-regulatory organizations, or otherwise cooperating or communicating with any such agencies, entities or organizations that may be investigating possible unlawful conduct (including providing documents or other information without notice to the Company Group), or otherwise make disclosures to such agencies, entities, or organizations that are protected under the whistleblower or similar provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law and do not violate attorney-client privilege.
(e)Executive is hereby notified, in accordance with the Defend Trade Secrets Act of 2016, that notwithstanding any other provision of this Agreement, Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade

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secret that: (a) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purposes of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive is further notified that if Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Executive may disclose the employer’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if he: (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with federal law protecting confidential disclosures of a trade secret to the government or in a court filing, 18 U.S.C. § 1833(b), or to create liability for disclosures of Confidential Information that are expressly allowed by 18 U.S.C. § 1833(b).
3.3Non-Competition. During the Restricted Period, Executive will not, directly or indirectly engage in, provide services to, have any equity interest in, or manage or operate any Person, firm, corporation, partnership, business or entity (a “Business”) (whether as director, officer, employee, principal, agent, representative, owner, partner, member, security holder, consultant, volunteer or otherwise) that engages in (either directly or through any subsidiary or affiliate thereof) the digital infrastructure and cryptocurrency mining business, including the development of facilities related to digital infrastructure and cryptocurrency mining in any geographic location in which the Company Group engages, whether through selling, distributing, manufacturing, marketing, purchasing, or otherwise, that competes with the Company Group (a “Competing Business”) if performing the duties and responsibilities of such engagement or association could result in Executive (1) intentionally or unintentionally using, disclosing or relying on Confidential Information to which Executive had access by virtue of Executive’s job duties or other responsibilities with the Company Group or (2) exploiting customer goodwill cultivated in the course of Executive’s employment with the Company Group. Notwithstanding the foregoing, Executive shall be permitted to acquire a passive stock or equity interest in such a Competing Business; provided that the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such Business and Executive does not actively participate in the business of such Business.
3.4Non-Solicitation of Customers and Clients. During the Restricted Period, except in connection with carrying out Executive’s responsibilities for, or acting for the benefit of, the Company Group in the ordinary course of business, Executive will not, directly or indirectly, on Executive’s own behalf or on behalf of any other Person, recruit or otherwise solicit, any customer, client, distributor, vendor, sales agency, independent sales representative, subscriber, supplier, licensee, licensor or other business relation of the Company Group, or encourage or induce any such Person to terminate its arrangement with the Company Group or otherwise change or interfere with its relationship with the Company Group.
3.5Non-Solicitation of Executives and Consultants. During the Restricted Period, except in connection with carrying out Executive’s responsibilities for, or acting for the benefit of, the Company Group in the ordinary course of business, Executive will not directly or indirectly solicit or recruit, on Executive’s own behalf or on behalf of any other Person, the services of, or hire or engage, or interfere with the Company’s relationship with, any individual who is (or, at any time during Executive’s employment or engagement with the Company, was) an employee, independent contractor or director of the Company, or solicit any of the Company’s then-current employees, independent contractors or directors to terminate services with the Company; provided, however, that the placement of general advertisements in newspapers, magazines or electronic media shall not, by itself, constitute a breach of this Section 3.5.
3.6Intellectual Property Rights.
(a)Inventions and Proprietary Rights. Executive agrees that the results and proceeds of Executive’s services for the Company (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, technology, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic

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or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company or otherwise in the course of Executive’s work for the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company shall be the sole and exclusive owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to Executive whatsoever. Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title and interest in and to all Inventions, including, without limitation, any and all Proprietary Rights of whatsoever nature therein and thereto, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company without any further payment to Executive whatsoever. Executive shall promptly and fully disclose to the Company all information known to Executive concerning such Inventions. Executive hereby irrevocably assigns to the Company any and all claims, of any nature whatsoever, that Executive now or may hereafter have for past, present or future infringement of any Proprietary Rights assigned hereunder to the Company.
(b)Moral Rights. To the maximum extent permitted by applicable law, Executive hereby irrevocably and unconditionally waives, quitclaims and agrees never to assert, in each case with respect to the Company or any successor or assignee thereof, any claims Executive may now or hereafter have in any jurisdiction to any rights of paternity, integrity, disclosure and withdrawal or any other rights that may be known or referred to as “moral rights” or “authors rights” (“Moral Rights”) in or with respect to any Inventions or Proprietary Rights or the use of any of the foregoing. To the extent any Moral Rights cannot be so waived or quitclaimed, Executive hereby consents to any action of the Company or its successor or assignee that would violate such Moral Rights in the absence of such consent. The foregoing waiver, quitclaim, non-assertion and consent are made in favor of, and extend to the Company and all successors and assignees thereof.
(c)Use of Prior IP. Executive agrees not to use, incorporate or include, or permit or cause to be used, incorporated or included, any intellectual property or other proprietary rights owned or purported to be owned by Executive or any other Person (collectively, “Prior IP”), in each case with or in any Inventions or any products or services (or any component or portion thereof) of the Company, in each case, without the prior written consent of the Company. Notwithstanding the foregoing, if, in the course of Executive’s employment by the Company, Executive uses, incorporates or includes, or permits or causes to be used, incorporated or included, any Prior IP, in each case with or in any of the Inventions or any products or services (or any component or portion thereof) of the Company, or if Executive uses, or permits or causes to be used, any Prior IP within the scope of Executive’s employment by the Company or otherwise in the performance of Executive’s work or services for or on behalf of the Company, Executive hereby grants to the Company a perpetual, irrevocable, non-exclusive, worldwide, freely-transferable, royalty-free and fully paid up license (with the right to grant sublicenses through multiple levels of sublicensees) under all proprietary rights to make, have made, use, sell, offer to sell, license, import, export, reproduce, modify, create derivative works of and works based upon, perform, display, execute, distribute, digitally transmit and otherwise exploit any of such Prior IP in any medium or format, whether now known or hereafter developed or discovered.
(d)Executive Assistance. Executive agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights and grants the Company a perpetual, irrevocable, exclusive, worldwide, freely-transferable, royalty-free and fully paid up license (with the right to grant sublicenses through multiple levels of sublicensees), under all proprietary rights, to make,

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have made, use, sell, offer to sell, license, import, export, reproduce, modify, create derivative works of and works based upon, perform, display, execute, distribute, digitally transmit and otherwise exploit any Proprietary Rights and Inventions in any medium or format, whether now known or hereafter developed or discovered. This Section 3.6(d) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of Executive’s employment with the Company. Executive further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, Executive shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive shall execute, verify and deliver assignments of such Proprietary Rights to the Company or its designees. Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of Executive’s employment with the Company. If the Company is unable, due to Executive’s unavailability or for any other reason, to secure Executive’s signature with respect to any documents in connection with any action described in this Section 3.6(d), Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf and stead to execute such documents and to do all other lawfully permitted acts to further any application for, or any prosecution, issuance, maintenance, assignment or transfer of, any Inventions or Proprietary Rights pertaining or related to any such Inventions, or to otherwise carry out the purposes of this Agreement, with the same legal force and effect as if originally executed by Executive. This designation and appointment is deemed coupled with an interest and is irrevocable.
(e)Conflict. Notwithstanding anything to the contrary in this Agreement, in the event of any conflict or inconsistency between the terms of this Section 3.6 and the terms of any prior agreement between Executive and the Company, the terms of such prior agreement shall govern and control.
3.7Enforcement of Restrictive Covenants.
(a)Rights and Remedies Upon Breach. Executive recognizes and acknowledges that a breach of any of the Restrictive Covenants will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the Restrictive Covenants, in addition to any other remedy that may be available at law or in equity, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to specific performance and injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the Restrictive Covenants.
(b)Severability and Modification of Covenants. Executive acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.
4.Miscellaneous.

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4.1Disclosure of this Agreement. Executive hereby authorizes the Company Group to notify others, including but not limited to clients of the Company Group and, if the Company Group has a reasonable, good-faith belief that a breach of the Restrictive Covenants has occurred or is imminent, any of Executive’s future employers or prospective business associates, of the terms and existence of this Agreement and Executive’s continuing obligations to the Company pursuant to this Agreement.
4.2No Employment Contract and No License. Executive acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue Executive’s employment for any period of time and does not change the at-will nature of Executive’s employment. Executive further acknowledges that no license to any of the Company's trademarks, patents, copyrights or other proprietary rights is either granted or implied by Executive's access to and utilization of the Confidential Information.
4.3Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company Group. Executive may not assign Executive’s rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective successors, assigns, personnel, legal representatives, executors, administrators, heirs, distributees, devisees and legatees, as applicable.
4.4Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.
4.5Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (but without reference to provisions concerning the conflicts of laws).
4.6Entire Agreement; Amendment. Except as set forth in Section 3.6 of this Agreement, this Agreement supersedes all prior agreements, written or oral, between Executive and the Company relating to the subject matter of this Agreement, which is incorporated herein by reference. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by Executive and the Company. Executive agrees that any change or changes in Executive’s duties, salary, or other compensation or benefits after the signing of this Agreement shall not affect the validity or scope of this Agreement.
4.7Survival of Restrictive Covenants. The Restrictive Covenants, and related rights and obligations of the parties to this Agreement, will survive any termination of Executive’s employment or engagement with the Company.
[Signatures follow]

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    IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, effective as of the date first set forth above.

IONIC DIGITAL INC.

____________________________________
Name:
Title:

AGREED TO AND ACCEPTED:

____________________________
[●]

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